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                                                                   Exhibit 10.35


                                [vFinance Logo]

VIA E-MAIL

February 5, 2002

Robert F. Williamson, Jr.
1235 NE 96th Street
Miami Shores, FL 33138

RE:  Position of Chief Financial Officer

Dear Bob:

It is my pleasure to offer you ("Employee") employment at vFinance, Inc. ("VFIN" or the "Company") as Chief Financial Officer & Vice President of Finance & Administration pursuant to the following terms and conditions:

1.       Your employment will take effect on February 8, 2002 (the "Hire Date").

2.       You shall receive a salary of $127,000 per annum.

3. You will receive an option (the "Options") to purchase 350,000 shares of VFIN common stock (the "Common Stock") at $.625 per share. The Options shall vest at a rate of 87,500 shares on the first anniversary of your Hire Date, 87,500 shares on the second anniversary of your Hire Date and 87,500 shares on the third anniversary of your Hire Date and 87,500 on the fourth anniversary of your Hire Date. Except as provided herein below, the Options shall expire five years from the Hire Date (the "Expiration Date"). The Company hereby grants to Employee standard piggyback registration rights with respect to the Common Stock underlying the Options.

4. Within fifteen days of your Hire Date you have the option to purchase 100,000 shares of VFIN common stock at a price of $.285 per share. With each VFIN share purchased, you will receive an Option to purchase one VFIN share at a price of $.625. The Option shares will be exercisable pursuant to the terms and conditions contained in Sections 6f,g,h, & i and grants to Employee standard piggyback registration rights with respect to the Common Stock underlying the Options.

5. Employee agrees to use his best efforts to obtain the Series 27 license from the NASD no later than June 1, 2002.

6. The Options shall vest and be exercisable pursuant to the following terms and conditions:

         a. In the event that you resign or are terminated, then all non-vested Options shall expire and shall be deemed null and void;

         b. In the event you resign with Good Reason (as hereinafter defined) or your employment with the Company is terminated by the Company without Cause (as hereinafter defined) and for a reason other than death or Disability (as hereinafter defined), you shall have the right to exercise any vested Options, as of the date of termination, by giving the Company written notice, at any time within six (6) months from the date of such resignation or termination;



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         c.       In the Event you resign without Good Reason or your employment by the Company is terminated by the Company with Cause, you shall have the right to exercise any vested Options, as of the date of termination, by giving the Company written notice, within 30 days of the date of such termination;

         d. Notwithstanding anything to the contrary contained herein, in the event that you resign or are terminated and have not exercised certain vested Options, and the shares of Common Stock underlying such Options are still unregistered, such Options will not expire or be deemed null and void until the shares of Common Stock are registered with the Securities and Exchange Commission. The Company shall provide the Employee with written notice of the registration of the Common Stock within 30 days of the date such registration. You shall have 30 days from the date of receipt of such written notice from the Company of such registration to exercise only those Options which had vested as of the date of such resignation or termination;

         e. In the event of a change in control, all non-vested Options will accelerate and immediately vest. "Change of Control" shall mean (i) the occurrence of any event or transaction or series thereof pursuant to which any person or group (as used in Rule 13(d)-1 of the Securities Exchange Act of 1934) acquires beneficial ownership or control in excess of 50% of the outstanding voting shares of the Company, or (ii) that the directors of the Company serving on its Board of Directors on the date immediately preceding such event or transaction or series thereof shall, in the aggregate, represent less than fifty percent (50%) of the Board of Directors after such event or transaction or series thereof,

         f. In the event that the outstanding shares of Common Stock of the Company are changed by (i) any stock dividend, stock split or combination of shares or (ii) any merger, consolidation, recapitalization or reorganization of the Company with any other corporation or corporations, the number of shares underlying the Options shall be proportionately adjusted. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted;

         g. In the event of your death while you are an employee of VFIN, your family shall have the right to exercise any vested Options, by giving the Company written notice, at any time prior to six (6) months following the date of your death;

         h. In the event your employment with the Company shall terminate because of Disability, you shall have the right to exercise any vested options, by giving the Company written notice, at any time within twelve (12) months from the date of such termination;

         i.       The Options are not assignable or transferable; and

         j. For the purposes of this Agreement, the following terms shall have the following definitions:

                  (i) "Cause" means (a) the conviction of the Employee of a felony or of any criminal act involving moral turpitude, (b) the Employee's deliberate and recurrent refusal to perform employment duties reasonably requested by the Chief Executive Officer or Chief Operating Officer of the Corporation (other than as a result of a Disability), (c) a material breach of any term or condition of this Agreement and the Employee's failure to cure any such breach within 15 days after receipt of written notice from the Corporation of the occurrence of such breach, describing such breach in reasonable detail and identifying such occurrence or circumstance as Cause under this Agreement; PROVIDED HOWEVER. that no basis for Cause shall be deemed to exist at any time that circumstances constituting good reason have occurred and are continuing.

                  (ii) "Disability" means the inability of the Employee to perform a substantial portion of his essential duties pursuant to this Agreement because of illness, incapacity or physical or mental disability continuing for a period of 90 consecutive days during any 12-month period during the term of this Agreement.

                  (iii) "Good Reason " means (a) any material breach by the Corporation of its obligations to compensate the Employee pursuant to the terms and conditions of this Agreement, (b) a material reduction in the Employee's title or responsibilities, or (c) the relocation of the principal workplace of the Employee outside




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         of Palm Beach, Dade and Broward counties, Florida; PROVIDE HOWEVER, that Good Reason shall not include a termination of the Employee's employment for Cause or due to death or Disability.

7. You shall be entitled to all standard employee benefits available to employees of VFIN, including three weeks of vacation after the Company has employed you six (6) full months.

8. Your employment hereunder may be terminated by you or Company at any time with or without Cause upon written notice to the other party. If after ninety days from your Hire Date you are terminated without cause, then the Employee will be entitled to continue to receive salary and benefits for ninety days. Should the Employee be terminated without Cause within six months of a Change of Control as defined in Section 5e, the Employee's salary and benefits shall be extended one year from the date of termination. During the term of employment, you shall have the position of "Chief Financial Officer" and shall perform all duties and responsibilities consistent with this position or as may be assigned to you periodically by the Chief Executive Officer or Chairman of the Company.

9. (a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the Company). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, strategies, analytical models, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, lists of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 9, or any information the Employee receives from a third party, shall not constitute Confidential information for purposes of this agreement.

         (b) During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee's work for the Company.

         (c) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information.

         (d) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

         (e) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

10. (a) In consideration for the Company entering into this Agreement, Employee covenants and agrees that for the eighteen (18) month period following termination, Employee will not, directly or indirectly, hire any employee of the Company or its affiliates or induce any employee of the Company or its affiliates to leave the Company.

         (b) If any court shall determine that the duration of any covenant contained in this section 10 is unenforceable, it is the intention of the parties that covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.




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         (c) Employee acknowledges and agrees that the covenants contained in
         Sections 9 and 10 hereof are of the essence in this Agreement, that each of such covenants is reasonable and necessary to protect and preserve the interests, properties, and business of the Company, and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. Employee further represents and acknowledges that he shall not be precluded from gainful engagement in a satisfactory fashion by the enforcement of these provisions.

11. No modification, amendment or waiver of any provision of, or consent required by this Agreement, nor any consent required by, this Agreement, nor any consent to any departure here from, shall be effective unless it is in writing and signed by the parties hereto such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to any choice or conflict of laws provisions).

We are excited at the prospects of working with you, as we believe that you possess skills that will assist vFinance in its efforts to be a leading financial services company. Please indicate your acceptance by signing this letter in the space provided below.

VFINANCE, INC.



By: /s/ Timothy E. Mohoney
    -----------------------------------
    Timothy E. Mahoney Chairman & COO



Agreed and Accepted:



EMPLOYEE



By: /s/ Robert F. Williamson, Jr.
    -----------------------------------
    Robert F. Williamson, Jr.





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